Exhibit 99.1

Media Contact:

Susan Aspey

saspey@uti.edu

Universal Technical Institute, Inc. Announces Multiple New Campus Locations

to Address America’s Shortage of Skilled Workers

Company accelerates strategic momentum, shares first three sites of planned new campuses for fiscal 2027

PHOENIX, November 18, 2025 – Universal Technical Institute, Inc. (NYSE: UTI), a national leader in workforce education programs, is accelerating its multi-year North Star strategy to address America’s shortage of skilled workers. Today, the company announced the first three of its planned new campus locations for fiscal 2027 at its two divisions: Universal Technical Institute (UTI), which offers transportation, skilled trades, electrical and energy education programs; and Concorde Career Colleges, which specializes in the dental, nursing, diagnostic and allied health professions.

The first three campuses—UTI-Salt Lake City, Concorde-Houston and Concorde-Atlanta—will open in 2027 pending regulatory approvals.

“These new campuses represent another milestone as we strengthen our position as an American leader in training programs for skilled collar and healthcare workers,” said Jerome Grant, Chief Executive Officer, Universal Technical Institute, Inc. “By establishing a presence in Utah and increasing our footprint in Texas and Georgia, we will extend our impact and meet the unique demands of the employers in these markets.”

Mr. Grant continued: “As we announced in August, now that we have successfully met—a full year earlier than planned—the necessary federal criteria for Concorde’s post-acquisition growth, we are accelerating our strategic investments in healthcare training programs to deliver further shareholder value as we continue to reach our fullest potential as a company.”

Phase II of Universal Technical Institute’s multi-year North Star strategy of growth, diversification and optimization includes opening multiple campuses annually between 2026 and 2029; launching new programs at existing campus locations; and enhancing its operations to make the most efficient use of resources.

Added Todd Hitchcock, Corporate Chief Operating Officer, Universal Technical Institute, Inc.: “As we continue our successful strategic execution, expanding access to our workforce solutions will drive sustainable growth through innovation and partnership. We will reach even more students and employers with industry-aligned training that offers pathways for upward mobility.”

UTI-Salt Lake City will occupy nearly 113,000 square feet at River Point Plaza at 1553 W 9000 S. in West Jordan and serve over 3,000 students at scale. The campus will offer programs in Aviation Maintenance Technology, Automotive/Diesel, Electrical & Industrial Maintenance Technology, Electrical, Electronics & Industrial Technology, Electrical, Robotics & Automation, HVACR and Welding.

Concorde-Houston will occupy 45,000 square feet at Westchase Commons at 3100 Hayes Road and Concorde-Atlanta will occupy more than 47,000 square feet at Lee + White at 1000 White Street. Each campus will serve up to 700 students at scale and offer a range of nursing, dental, diagnostic, patient care and allied health programs.

Earlier this year, Universal Technical Institute announced new UTI campuses in San Antonio and Atlanta. The campuses are scheduled to open in 2026 and will include multiple training programs such as Airframe & Powerplant, Electrical & Industrial Maintenance Technology, Electrical & Wind Turbine Technology, Electrical, Electronics & Industrial Technology, Electrical, Robotics & Automation, HVACR, Welding and Automotive/Diesel.

In addition, in April the company broke ground on another new campus, a first-of-its-kind collaboration between Concorde and Heartland Dental Services in Fort Meyers, Florida. The campus is scheduled to open in November and will be dedicated solely to dental hygiene and dental assistant programs.

Universal Technical Institute will host its fourth quarter and full year 2025 earnings call on Wednesday, November 19 at 4:30pm Eastern. For more information, visit investor.uti.edu.

About Universal Technical Institute, Inc.

Universal Technical Institute, Inc. (NYSE: UTI) was founded in 1965 and is a leading workforce solutions provider serving students, partners and communities nationwide. The company offers high-quality education and support services for in-demand careers via its two divisions: UTI and Concorde Career Colleges. The UTI division operates 15 campuses located in nine states, with more announced, and offers a wide range of transportation, skilled trades, electrical and energy training programs. Concorde operates across 17 campuses in eight states and online, with more announced, offering programs in the allied health, dental, nursing, patient care and diagnostic fields. For more information, visit www.uti.edu or www.concorde.edu; LinkedIn at @UniversalTechnicalInstitute and @Concorde Career Colleges; or X at @news_UTI and @ConcordeCareer.